Exhibit 10.4

Execution Copy

FIRST AMENDMENT TO THE

EXECUTIVE EMPLOYMENT AGREEMENT OF EDWARD BRODY

This FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT (the “First Amendment”), by and between AOL Inc., a Delaware corporation (“Company”), and Edward Brody (“Executive”) is made and entered into as of February 14, 2013 (the “Effective Date”).

WHEREAS, Executive and Company entered into an Executive Employment Agreement employment dated as of June 22, 2012 (the “Employment Agreement”); and

WHEREAS, Executive and Company have agreed to change certain terms of the Employment Agreement and desire to amend the Employment Agreement to reflect these changes.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company agree as follows:

1. Paragraph 5.F. of the Employment Agreement is hereby replaced in its entirety with the following:

F. Retention Payment. In consideration for waiving any rights that Executive may have under the Prior Agreement and for entering into this Agreement with Company, Executive may resign employment with Company for any reason or no reason and be treated as if his employment with Company had terminated in accordance with paragraph 5.A. herein, provided that Executive provides Company with at least sixty (60) days prior written notice of his intention to terminate his employment (the “Retention Termination Notice”), in the following circumstances: (i) if Executive remains continuously employed with Company through December 31, 2012 and then provides a Retention Termination Notice within the period beginning on January 1, 2013 and ending April 30, 2013; (ii) if Executive remains continuously employed with Company through June 30, 2013 and then provides a Retention Termination Notice within the period beginning on July 1, 2013 and ending on July 31, 2013; and (iii) if Executive remains continuously employed with Company through December 31, 2013 and then provides a Retention Termination Notice within the period beginning on January 1, 2014 and ending on January 31, 2014. For the avoidance of doubt and for purposes of Section 409A of the Code, in the event Executive provides a Retention Termination Notice, Executive shall remain continuously employed during the notice period set forth in the Retention Termination Notice and the parties agree that the first day as of which Executive’s commitment to perform substantial future services lapses will be the last day of the notice period set forth in the Retention Termination Notice. For the avoidance of doubt, in the event Executive resigns his employment with Company

Execution Copy

without Good Reason pursuant to this paragraph 5.F, he shall not be entitled to the Retention Bonus and shall be required to repay any paid Retention Bonus as described in paragraph 2.B.(iii) and in Exhibit B.

2. Counterparts. This First Amendment may be signed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

3. Entire Agreement. The Employment Agreement (as amended by this First Amendment) contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect thereto.

4. Employment Agreement Terms. Except as provided in this First Amendment, all terms and conditions of the Employment Agreement shall remain in effect and shall not be altered by this First Amendment.

(Signature page to First Amendment follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

AOL INC.

By:	/s/ John B. Reid-Dodick
Name:	John B. Reid-Dodick
Title:	Executive Vice President

EDWARD BRODY

/s/ Edward Brody

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